Exhibit 99.3

COOPERATION AGREEMENT

This Cooperation Agreement (this “Agreement”) is made and entered into as of September 7, 2017 by and among A. Schulman, Inc., a Delaware corporation (the “Company”), Cruiser Capital Advisors, LLC (“Cruiser”), Kingdon Capital Management, L.L.C. (“Kingdon”), (each of Cruiser and Kingdon, an “Investor” and collectively, the “Investors”). The Company and the Investors are referred to herein each, as a “Party” and collectively, as the “Parties.”  For purposes of Sections 2, 7 through 10, 12 and 13 through 17, the William H. Joyce Revocable Trust and The Joyce Family Irrevocable Trust (collectively, the “Joyce Trusts”) join this Agreement and are deemed to be an Investor or Party, as appropriate, for purposes of such Sections.

RECITALS

WHEREAS, the Company and the Investors have engaged in various discussions and communications concerning the Company’s business, financial performance and strategic plans;

WHEREAS, as of the date hereof, (i) Cruiser and Kingdon beneficially own (as determined under Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shares of common stock, par value of $1.00 per share, of the Company (the “Common Stock”) totaling, in the aggregate, 2,897,125 shares (the “Shares”), or approximately 9.83%, of the shares of Common Stock issued and outstanding on the date hereof; (ii) William Joyce (“Dr. Joyce”) has a pecuniary interest in 751,848 shares of Common Stock as the beneficiary of the Joyce Trusts, which hold said 751,848 shares of Common Stock (the “Joyce Trust Shares”) and have granted Cruiser the sole and exclusive authority to vote and dispose of the Joyce Trust Shares pursuant to a management agreement, and this grant of discretion is not terminable within sixty (60) days; and (iii) Cruiser, as investment manager of client accounts for the Joyce Trusts, has beneficial ownership (as determined under Rule 13d-3 of the Exchange Act) of the Joyce Trust Shares, which Joyce Trust Shares are included in the 2,897,125 shares reported on the Schedule 13D filed by Cruiser and Kingdon with the U.S. Securities and Exchange Commission (the “SEC”), as amended on August 24, 2017 (the “Schedule 13D”); and

WHEREAS, as of the date hereof, the Company and Investors have determined to enter into this Agreement with respect to, among other things (i) the composition of the Board of Directors of the Company (the “Board”), the voting of the Shares, certain standstill agreements and other matters and (ii) hiring by the Company of Dr. Joyce as a consultant and the appointment of Dr. Joyce as an advisor to the Board, as provided in the Services Agreement being entered into between the Company and Dr. Joyce simultaneously with the execution of this Agreement (the “Service Agreement”).

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

1.            Nomination and Election of Directors; Board Committees and Related Agreements.

(a)            Nomination and Election of Directors.  By September 8, 2017, the Board and all applicable committees of the Board shall take all necessary actions to (1) set the size of the Board at ten (10) members and (2) appoint each of Allen Spizzo (“Mr. Spizzo”) and Carol Eicher (“Ms. Eicher”, and together with Mr. Spizzo, the “Investor Nominees”) as directors of the Company.  Prior to the mailing of the definitive proxy statement for the Company’s 2017 annual meeting of stockholders (the “2017 Annual Meeting”), the Board and all applicable committees of the Board shall take all necessary actions to (x) set the size of the Board at nine (9) members, effective as of the date of the 2017 Annual Meeting, and (y) nominate each of the Investor Nominees for election to the Board at the 2017 Annual Meeting with a term expiring at the 2018 annual meeting of stockholders (the “2018 Annual Meeting”), along with seven (7) other nominees selected by the Board.  The Investor Nominees shall qualify as “independent” pursuant to the NASDAQ Global Select Market (“NASDAQ”) listing standards and the rules and regulations of the SEC. The Company will recommend and solicit proxies for the election of the Investor Nominees at the 2017 Annual Meeting in the same manner as for the other nominees nominated by the Board for election at the 2017 Annual Meeting.

(b)            Committees of the Board. The Company agrees that, concurrent with their appointment to the Board, (i) Ms. Eicher shall be appointed as a member of each of the Compensation Committee of the Board, the Executive Committee of the Board and the Audit Committee of the Board (“Audit Committee”) and (ii) Mr. Spizzo shall be appointed as a member of each of the Finance Committee of the Board, the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”) and the Audit Committee.

(c)            Additional Agreements.

(i)            Each Investor agrees that it will cause its controlled Affiliates and Associates to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such controlled Affiliate or Associate. As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act and shall include all persons or entities that at any time during the term of this Agreement become Affiliates or Associates of any person or entity referred to in this Agreement.

(ii)            Upon execution of this Agreement, each Investor agrees that it will not, and that it will not permit any of its controlled Affiliates or Associates to, directly or indirectly, (1) nominate or recommend for nomination any person for election at the 2017 Annual Meeting, (2) submit any proposal for consideration at, or bring any other business before, the 2017 Annual Meeting, or (3) initiate, encourage or participate in any “withhold” or similar campaign with respect to the 2017 Annual Meeting. The Investors shall not publicly or privately encourage or support any other stockholder to take any of the actions described in this Section 1(c)(ii).

(iii)            Cruiser agrees that it will (1) continue to have the sole right to vote 2,095,523 Shares through the record date for the 2017 Annual Meeting (subject to its right to sell shares pursuant to Section 2(b)(iii)), and (2) appear in person or by proxy at the 2017 Annual Meeting and vote all shares of Common Stock of the Company owned by Cruiser at the meeting (x) in favor of the slate of directors recommended by the Board, (y) in favor of the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending August 31, 2018 and (z) in accordance with the Board’s recommendation with respect to the advisory vote on executive compensation. During the Standstill Period (as defined below), Cruiser shall cause all shares of Common Stock owned, directly or indirectly, by it, or by its Affiliate, to be present for quorum purposes and to be voted, at any annual or special meeting of stockholders (and at any adjournments or postponements thereof), and further agrees that at such meetings they shall vote in favor of all directors nominated by the Board for election at such meetings.

(iv)            Kingdon agrees that it will (1) continue to have the sole right to vote 801,602 Shares through the record date for the 2017 Annual Meeting (subject to its right to sell shares pursuant to Section 2(b)(iii)), and (2) appear in person or by proxy at the 2017 Annual Meeting and vote all shares of Common Stock of the Company owned by Kingdon at the meeting (x) in favor of the slate of directors recommended by the Board, (y) in favor of the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending August 31, 2018 and (z) in accordance with the Board’s recommendation with respect to the advisory vote on executive compensation. During the Standstill Period, Kingdon shall cause all shares of Common Stock owned, directly or indirectly, by it, or by its Affiliate, to be present for quorum purposes and to be voted, at any annual or special meeting of stockholders (and at any adjournments or postponements thereof), and further agrees that at such meetings they shall vote in favor of all directors nominated by the Board for election at such meetings.

(v)            The Investor Nominees have delivered to the Company, prior to the execution of this Agreement, an irrevocable resignation letter that expires at the end of the Standstill Period pursuant to which each Investor Nominee shall resign immediately from the Board and all applicable committees and subcommittees thereof effective only upon (i) the Board (excluding the Investor Nominees) electing by a majority vote to terminate this Agreement pursuant to Section 8(b) and (ii) all directors other than the Investor Nominees unanimously voting to accept the resignation.

(vi)            Prior to the execution of this Agreement, the Investor Nominees have (x) submitted to a customary background check by the Company, (y) submitted to the Company a fully completed, accurate copy of the Company’s standard director & officer questionnaire and other reasonable and customary director onboarding documentation required by the Company of all current directors in connection with the appointment or election of new Board members, including, without limitation, information required to be disclosed under applicable law or NASDAQ regulations and (z) submitted to the Company a written acknowledgment that such Investor Nominee agrees to be bound by all current policies, codes and guidelines applicable to directors of the Company in existence as of the date hereof.

(vii)            The Investors agree that the Board or any committee or subcommittees thereof, in the exercise of its fiduciary duties, may recuse the Investor Nominees from the portion of any Board or committee or subcommittee meeting at which the Board or any such committee or subcommittee is evaluating and/or taking action with respect to (i) the ownership of Shares by the Investors, (ii) the exercise of any of the Company’s rights or enforcement of any of the obligations under this Agreement, (iii) any action taken in response to actions taken or proposed by the Investors or their affiliates with respect to the Company or (iv) any proposed or pending transaction between the Company and any of the Investors or their Affiliates.

(viii)            Notwithstanding the foregoing, the Investors’ obligations pursuant to Section 1 and Section 2 hereof are subject to the Company’s compliance with its obligations in Sections 1(a) and 1(b) hereof.  In the event that the Company fails to comply with its obligations in Sections 1(a) and 1(b) hereof, the Investors shall not be required to comply with Section 1(c) and Section 2 hereof. It is further agreed that the Company’s obligations pursuant to Sections 1(a) and 1(b) hereof are subject to the Investors’ compliance with their obligations in Section 1 and Section 2 hereof.  In the event that the Investors fail to comply with their obligations in Section 1 and Section 2 hereof, the Company shall not be required to comply with Sections 1(a) and 1(b) hereof.

(ix)            During the Standstill Period, if either of the Investor Nominees is unable to serve as a director of the Company due to death or incapacity, and at such time Investors beneficially own in the aggregate at least five percent (5%) of the Company’s then outstanding Common Stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments) (the “Minimum Ownership Threshold”), the Investors shall be entitled to recommend a replacement director candidate to fill the resulting vacancy; provided that any such substitute person so recommended shall be reasonably acceptable to the Nominating Committee and shall (i) qualify as “independent” pursuant to the NASDAQ listing standards and the rules and regulations of the SEC; (ii) have the relevant financial and business experience to fill the resulting vacancy as determined by the Nominating Committee; (iii) satisfy the publicly disclosed guidelines and policies with respect to service on the Board; and (iv) agrees to be bound by all policies, codes and guidelines generally applicable to directors of the Company. The Nominating Committee and the Board shall make their determinations regarding whether such proposed replacement director is acceptable and meets the foregoing criteria within twenty (20) days after representatives of the Board have conducted customary in-person interview(s) of such proposed replacement director candidate (such determination not to be unreasonably withheld).  The Nominating Committee and the Board shall conduct such interviews as promptly as practicable, but in any case, assuming reasonable availability of the proposed director candidate, within twenty (20) days after the Investors’ submission of such proposed replacement director candidate’s credentials. The Board shall take such actions as necessary to appoint such replacement director candidate to the Board no later than five (5) days after Board approval. If the Board does not elect such replacement director candidate to the Board pursuant to this Section 1(c)(ix), the Company and the Investors shall continue to follow the procedures of this Section 1(c)(ix) until a replacement director candidate is elected to the Board.

(x)            Each Investor agrees that each Investor Nominee’s compensation as a non-employee director for the 2017 calendar year will be pro-rated based on the date of such Investor Nominee’s commencement of services as a director until the date of the 2017 Annual Meeting.

2.            Standstill Provisions.

(a)            Each Investor agrees that from the date of this Agreement until the expiration of the Standstill Period, neither it nor any of its Affiliates or Associates under its control or direction or its Investor Representatives (as defined below) will, and each Investor will cause each of its Affiliates, Associates and Investor Representatives not to, directly or indirectly, in any manner, alone or in concert with others:

(i)            submit any stockholder proposal (pursuant to Rule 14a-8 promulgated by the SEC the Exchange Act or otherwise) or any notice of nomination or other business for consideration, or nominate any candidate for election to the Board (including, without limitation, by way of Rule 14a-11 of Regulation 14A), other than as expressly permitted by Section 1 hereof;

(ii)            solicit, or knowingly encourage or in any way engage in any solicitation of, any proxies or consents or become a “participant” in a “solicitation” as such terms are defined in Regulation 14A under the Exchange Act of proxies or consents (including, without limitation, any solicitation of consents that seeks to call a special meeting of stockholders), in each case, with respect to securities of the Company and other than solicitations or acting as a “participant” in support of the recommendations of the Board;

(iii)            advise, knowingly encourage, support or influence any person with respect to the voting or disposition of any securities of the Company at any annual or special meeting of stockholders, except as expressly permitted in Section 1, or seek to do so;

(iv)            deposit any Common Stock in any voting trust or subject any Common Stock to any arrangement or agreement with respect to the voting of any Common Stock, other than any such voting trust, arrangement or agreement solely among the Affiliates or Associates of the Investors and otherwise in accordance with this Agreement;

(v)            seek, alone or in concert with others, representation on the Board, except as expressly permitted in Section 1;

(vi)            seek or knowingly encourage any person to submit nominations in furtherance of a “contested solicitation” or take other applicable action for the election or removal of directors with respect to the Company;

(vii)            form or join in a partnership, limited partnership, syndicate or other group, including, without limitation, a group as defined under Section 13(d) of the Exchange Act, with respect to any Common Stock, or take any other action that would divest the Investors of the ability to vote or cause to be voted its shares of Common Stock in accordance with this Agreement;

(viii)            act alone or in concert with others to (A) control or seek to control the management or the Board (excluding actions (x) expressly permitted in Section 1 and (y) taken by an Investor Nominee in his or her capacity as a director of the Company in the exercise of his or her fiduciary duties) or (B) seek to have the Company waive or make amendments or modifications to the Company’s certificate of incorporation or Amended and Restated By-Laws (the “By-Laws”), or other actions, that may impede or facilitate the acquisition of control of the Company by any person;

(ix)            with respect to the Company or the Common Stock, make any communication or announcement (other than in the ordinary course of its business on a confidential basis to their investors) stating how its shares of Common Stock will be voted, or the reasons therefor or otherwise communicate pursuant to Rule 14a–1(l)(2)(iv) under the Exchange Act;

(x)            make any public statement or public disclosure regarding any intent, purpose, plan or proposal with respect to (i) the Company, the Board (including, without limitation, any change in structure, number or composition), the Company’s management (including, without limitation, any change in management), policies or affairs or any of its securities or assets, (ii) any merger, consolidation, acquisition of control, business combination, tender or exchange offer, purchase, sale or transfer of the Company or its subsidiaries, businesses, assets or securities, dissolution, liquidation, reorganization, change in capital structure, recapitalization, dividend, share repurchase or other extraordinary transaction (each such merger or other transaction in this clause (ii), an “Extraordinary Transaction”); provided, that the restrictions in this sub clause (ii) shall not apply in the event that the Company solicits proxies with respect to an Extraordinary Transaction, or (iii) this Agreement, that is inconsistent with the provisions of this Agreement, including, without limitation, with respect to clauses (i), (ii) and (iii) any intent, purpose, plan or proposal that is conditioned on, or would require waiver, amendment, nullification or invalidation of, any provision of this Agreement or take any action that could require the Company to make any public disclosure relating to any such intent, purpose, plan, proposal or condition;

(xi)            purchase or cause to be purchased or otherwise acquire or agree to acquire beneficial ownership of any shares of Common Stock or other securities issued by the Company, or any securities convertible into or exchangeable for Common Stock, which would result in the ownership, control or other beneficial ownership interest in more than 9.99% of the then-outstanding shares of the Common Stock in the aggregate among the Investors;

(xii)            acquire or agree, offer, seek or propose to acquire, or cause to be acquired, ownership (including beneficial ownership) of any of the assets or business of the Company or any rights or options to acquire any such assets or business from any person;

(xiii)            other than at the direction of the Board or any committee thereof, seek, propose, or make any statement with respect to, or solicit, negotiate with, or provide any information to any person with respect to, any Extraordinary Transaction involving the Company, its subsidiaries or its business, assets or securities, or any change in structure, number or composition of the Board or change in management of the Company, whether or not any such transaction or change involves a change of control of the Company, in each case;

(xiv)            enter into any arrangements, understanding or agreements (whether written or oral) with, or advise, finance, assist or knowingly encourage, any other person in connection with any of the foregoing, or make any investment in or enter into any arrangement with any other person that engages, or offers or proposes to engage, in any of the foregoing;

(xv)            otherwise take, or solicit, cause or knowingly encourage others to take, any action inconsistent with any of the foregoing; or

(xvi)            take any action challenging the validity or enforceability of this Section 2 or this Agreement, or request the Company or the Board to amend or waive any provision of this Section 2 (provided that the Investors may make confidential requests to the Board to amend or waive any provision of this Section 2, which the Board may accept or reject in its sole discretion, so long as any such request is not publicly disclosed by the Investors and is made by the Investors in a manner that does not require the public disclosure thereof by the Company, Investors or any other person).

(b)            For purposes of this Agreement the term “Standstill Period” shall mean from the date of this Agreement until the earlier of (i) the date that is twenty-five (25) business days prior to the deadline for the submission of stockholder nominations for the 2018 Annual Meeting pursuant to the By-Laws and (ii) the termination of this Agreement pursuant to Section 8(b) due to a material breach of this Agreement by the Company.  In the event that the Company does not wish to nominate the Investor Nominees for re-election at the Company’s 2018 Annual Meeting, the Company shall provide written notice to the Investors no later than thirty (30) days prior to the initial date on which the submission of stockholder nominations for the 2018 Annual Meeting are permitted pursuant to the By-Laws.  For the avoidance of doubt, and notwithstanding anything herein to the contrary, nothing in this Section 2 or elsewhere in this Agreement shall be deemed to in any way restrict, limit or prevent (i) the Investors from  responding to or complying with a validly issued legal process that the Investors did not initiate, encourage, aid or abet; (ii) the Investors from communicating, on a confidential basis, with their attorneys, accountants or financial advisors; (iii) the Investors from (A) bringing litigation, in good faith, to enforce the provisions of this Agreement or (B) making counterclaims, in good faith, with respect to any proceeding initiated by, or on behalf of, the Company against the Investors with respect to this Agreement or the Investors from selling or tendering any shares of the Company.

3.            Representations and Warranties of the Company.

The Company represents and warrants to the Investors that (a) it has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement, (b) the authorized signatory of the Company set forth on the signature page hereto has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind the Company thereto, (c) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles and (d) the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to the Company, (ii) any organizational document of the Company as currently in effect, or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or give any right of termination, amendment, acceleration or cancellation of, any material agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

4.            Representations and Warranties of the Investors.

Each of the Investors represents and warrants to the Company that (a) each authorized signatory of the Investors set forth on the signature page hereto has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind each of the Investors thereto, (b) this Agreement has been duly authorized, executed and delivered by each of the Investors, and is a valid and binding obligation of each of the Investors, enforceable against each of the Investors in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) the execution, delivery and performance of this Agreement by each of the Investors does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to each of the Investors, (ii) any organizational document of each of the Investors as currently in effect (if such Investor is not a natural person), or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or give any right of termination, amendment, acceleration or cancellation of, any material agreement, contract, commitment, understanding or arrangement to which each of the Investors is a party or by which each of the Investors is bound, (d) as of the date of this Agreement, the Investors are deemed to beneficially own in the aggregate 2,897,125 shares of Common Stock, (e) as of the date hereof, except as reported in the Schedule 13D, the Investors do not currently have, and do not currently have any right to acquire, any interest in any other securities of the Company (or any rights, options or other securities convertible into or exercisable or exchangeable (whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event) for such securities or any obligations measured by the price or value of any securities of the Company or any of its Affiliates, including, without limitation, any swaps or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of Common Stock, whether or not any of the foregoing would give rise to beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act), and whether or not to be settled by delivery of Common Stock, payment of cash or by other consideration, and without regard to any short position under any such contract or arrangement), (f) each of the Investor Nominees and Dr. Joyce are independent of each of the Investors and of each other, (g) the Investors have not, directly or indirectly, compensated or agreed to, and will not, compensate either of the Investor Nominees (or any replacement director as provided in Section 1(c)(ix) herein, if applicable) for his or her respective service as a nominee or director of the Company or Dr. Joyce as a consultant to the Company or an advisor to the Board with any cash, securities (including, without limitation, any rights or options convertible into or exercisable for or exchangeable into securities or any profit sharing agreement or arrangement), or other form of compensation directly or indirectly related to the Company or its securities, (h) no agreements, arrangements or understandings are, or will be, in existence between the Investor Nominees and the Investors, between Dr. Joyce and the Investors, or among any of the Investor Nominees and Dr. Joyce and (i) except as reported in the Schedule 13D, no person other than the Investors have any rights with respect to the Shares.

5.            Additional Representations and Warranties of Cruiser.

Cruiser represents and warrants to the Company that as of the date of this Agreement, Cruiser (i) beneficially owns in the aggregate 2,095,523 shares of Common Stock (as determined under Rule 13d-3 promulgated under the Exchange Act), which includes the Joyce Trust Shares; and (ii) has sole voting and dispositive power over any securities of the Joyce Trusts that Cruiser buys on behalf of the Joyce Trusts, terminable on ninety (90) days’ notice.

6.            Additional Representations and Warranties of Kingdon.

Kingdon represents and warrants to the Company that, as of the date of this Agreement, Kingdon beneficially owns in the aggregate 801,602 shares of Common Stock (as determined under Rule 13d-3 promulgated under the Exchange Act).

7.            Representations and Warranties and Covenants of the Joyce Trusts.

The Joyce Trusts represent and warrant to the Company that (a) each of the Joyce Trusts has the power and authority to execute this Agreement, (b) this Agreement has been duly authorized, executed and delivered by each of the Joyce Trusts, and is a valid and binding obligation of the Joyce Trusts, enforceable against the Joyce Trusts in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) the execution, delivery and performance of this Agreement by the Joyce Trusts does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to the Joyce Trusts, (ii) any organizational document of the Joyce Trusts as currently in effect, or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or give any right of termination, amendment, acceleration or cancellation of, any material agreement, contract, commitment, understanding or arrangement to which the Joyce Trusts is a party or by which the Joyce Trusts are bound, (d) as of the date of this Agreement, the Joyce Trusts have entered into investment advisory agreements with Cruiser, giving Cruiser sole voting and dispositive power over any securities that Cruiser buys or sells on behalf of the Joyce Trusts, terminable on ninety (90) days’ notice, and the Joyce Trust collectively hold (but do not beneficially own) 751,848 shares of Common Stock.   In the event that any party other than Cruiser obtains beneficial ownership or voting or dispositive power over the shares of Common Stock in the Joyce Trusts, the Joyce Trusts will provide prompt notice to the Company of such fact (in no event later than three (3) business days after such change in ownership or power) and cause the person or entity obtaining such ownership or power to agree in a writing, to be provided to the Company, to be bound by the terms of this Agreement simultaneously with such change in ownership or power.

8.            Termination.

This Agreement shall remain in full force and effect until the earliest of:

(a)            the expiration of the Standstill Period;

(b)            upon the election to terminate this Agreement by the non-breaching party, if the Company or any of the Investors materially breaches an obligation under this Agreement, or the Company materially breaches its obligations contained in Section 1, 2, 4, 5 or 14 of the Services Agreement, provided that, if such breach is curable (it being understood that a breach of the standstill provisions in Section 2 herein shall not be deemed curable), such non-breaching party has provided written notice of such breach (which notice shall specify in reasonable detail the facts and circumstances surrounding such breach) and such breach has not been cured within a ten (10) day period; or

(c)            such other date established by mutual written agreement of the Parties hereto.

(d)            Sections 8, 9, 10, 11, 12, 13, 14, and 15 of this Agreement shall survive the termination of this Agreement. No termination pursuant to this Section 8 relieves any Party from liability for any breach of this Agreement prior to such termination.

9.            Press Release.

Promptly following the execution of this Agreement, (a) the Company and the Investors shall jointly issue a press release, in substantially the form attached hereto as Annex A (the “Mutual Press Release”), announcing certain terms of this Agreement and (b) the Company shall file with the SEC a Form 8-K, and the Investors shall file with the SEC an amendment to the Schedule 13D, describing this Agreement, each of which shall be subject to the prior review and approval of the other party, such approval not to be unreasonably withheld. Prior to the issuance of the Mutual Press Release and during the Standstill Period, none of the Company or the Investors shall make any public announcement or statement regarding this Agreement or the matters contemplated hereby that is inconsistent with or contrary to the statements made in the Mutual Press Release relating to this Agreement, except as required by law or the rules of the NASDAQ or with the prior written consent of the other Party, and otherwise in accordance with this Agreement.

10.            Specific Performance.

Each of the Investors, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other Party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that each of the Investors, on the one hand, and the Company, on the other hand (the “Moving Party”), agrees to the grant to the Moving Party specific enforcement of, and injunctive relief to prevent any violation or threatened violation of, the terms hereof, and the other Party hereto (a) will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity and (b) agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. This Section 10 is not the exclusive remedy for any violation of this Agreement.

11.            Expenses.

The Company shall reimburse the Investors for their reasonable, documented out-of-pocket fees and expenses (including legal expenses) incurred in connection with or relating to this Agreement and any matters leading to the execution of this Agreement, including, but not limited to the negotiation and execution of this Agreement; provided that such reimbursement shall not exceed $230,000 in the aggregate.  Payment shall be made as expeditiously as possible, but in any event shall be made within two (2) business days from the date of the Company’s receipt of the invoices relating to such fees and expenses.

12.            Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. The Parties agree to use their commercially reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

13.            Notices.

Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending Party); (iii) upon confirmation of receipt, when sent by email (provided such confirmation is not automatically generated); or (iv) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:	A. Schulman, Inc. 3637 Ridgewood Road Fairlawn, Ohio 44333 Attention: Andrean Horton, Chief Legal Officer Telephone: (330) 668-7375 Facsimile: (330) 752-2580 Email: andrean.horton@aschulman.com

With copies (which shall not constitute notice) to:
Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, NY 10036
Attention:       Paul Schnell
Marie Gibson
Telephone:           (212) 735-2322
(212) 735-3207
Facsimile:               (917) 777-2322
(917) 777-3207
Email:                  Paul.Schnell@skadden.com
Marie.Gibson@skadden.com

If to the Investors:
Kingdon Capital Management, L.L.C
152 West 57th Street, 50th Floor
New York, NY 10019
Attention: Richard H. Weinstein, General Counsel
Telephone: (212) 333-0123
Facsimile: (212) 849-4932
Email: rweinstein@kingdon.com

Cruiser Capital Advisors, LLC
501 Madison Avenue, Floor 12A
New York, New York 10022
Attention: Keith M. Rosenbloom
Telephone: (212) 829-5833
Facsimile: (917) 591-9063
Email: info@cruisercap.com

With a copy (which shall not constitute notice) to:	Foley & Lardner LLP 777 East Wisconsin Avenue Milwaukee, WI 53202-5306 Attention: Peter D. Fetzer Telephone: (414) 297-5596 Facsimile: (414) 297-4900 Email: PFetzer@foley.com

14.            Applicable Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof. Each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court located in the State of Delaware). Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable legal requirements, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the Parties hereto hereby waives all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) in any way arising out of or relating to this Agreement.

15.            Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery or facsimile).

16.            Mutual Non-Disparagement; Confidentiality.

(a)              Subject to Section 16(c) below, each Investor agrees that, during the Standstill Period, none of the Investors nor any of its controlled Affiliates or Associates or Investor Representatives will, and it will cause each of its controlled Affiliates and Associates and Investor Representatives not to, (i) directly or indirectly, in any capacity or manner, whether written, oral, electronically or otherwise (including without limitation, in a television, radio, internet, newspaper or magazine interview), publicly disparage, or make, express, transmit, speak, write, verbalize or otherwise communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or any other public statement of any kind, whether verbal, in writing, electronically transferred or otherwise, that might reasonably be construed to be derogatory or critical of, or negative toward, the Company or any of the Company Representatives (as defined below), or that reveals, discloses, incorporates, is based upon, discusses, includes or otherwise involves any confidential or proprietary information of the Company or its subsidiaries or Affiliates, or to malign, harm, disparage, defame or damage the reputation or good name or communication that is derogatory, detrimental, or injurious to the goodwill, reputation or business standing of, the Company, its Affiliates, its subsidiaries and its or their business or any directors (including any current, future or former director of the Company or any of its subsidiaries regarding such individuals serving in their capacity with the Company or the Company’s subsidiary), officers (including any current, future or former officer of the Company or any of its subsidiaries regarding such individuals serving in their capacity with the Company or the Company’s subsidiary), employees, advisors, agents or representatives (collectively, the “Company Representatives”), in any way, or (ii) reveal or disclose in any manner confidential or proprietary information of the Company or its subsidiaries or Affiliates.

(b)              Subject to Section 16(c) below, the Company agrees that, during the Standstill Period, neither it nor any of its controlled Affiliates or Company Representatives will, and it will cause each of its controlled Affiliates and Company Representatives not to, (i) directly or indirectly, in any capacity or manner, whether written, oral, electronically or otherwise (including without limitation, in a television, radio, internet, newspaper or magazine interview), publicly disparage, or make, express, transmit, speak, write, verbalize or otherwise communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or any other public statement of any kind, whether verbal, in writing, electronically transferred or otherwise, that might reasonably be construed to be derogatory or critical of, or negative toward, any Investor or any Investor Representatives (as defined below), or that reveals, discloses, incorporates, is based upon, discusses, includes or otherwise involves any confidential or proprietary information of any Investor or its subsidiaries or Affiliates, or to malign, harm, disparage, defame or damage the reputation or good name of, or communication that is derogatory, detrimental, or injurious to the goodwill, reputation or business standing of, any Investor or any of its subsidiaries or Affiliates, its business or any directors or managers (including any current, future or former director or manager of any Investor or any of its subsidiaries regarding such individuals serving in their capacity with such Investor or its subsidiaries), officers (including any current, future or former officer of any Investor or any of its subsidiaries regarding such individuals serving in their capacity with such Investor or its subsidiaries), employees, advisors, agents or representatives (collectively, the “Investor Representatives”), in any way, or (ii) reveal or disclose in any manner confidential or proprietary information of the Investors or their subsidiaries or Affiliates.

(c)              Notwithstanding the foregoing, nothing in this Section 16 or elsewhere in this Agreement shall prohibit any Party from (i) making any statement or disclosure required under the federal securities laws or other applicable laws or the rules of the NASDAQ; provided, however, that such Party shall to the extent feasible and permitted provide written notice to the other Parties at least two (2) business days prior to making any such statement or disclosure required by the federal securities laws or other applicable laws or the rules of the NASDAQ that would otherwise be prohibited by the provisions of this Section 16, and reasonably consider any comments of such other Parties; (ii) communicating, on a confidential basis, with attorneys, accountants, or financial advisors or as otherwise required by law; (iii) communicating privately with their investors or potential investors in a manner that (A) is consistent with ordinary course communications with their investors or potential investors, (B) instructs the recipient that the communications are to be maintained in confidence and are not permitted to be disseminated publicly, (C) does not violate any provision of this Agreement, (D) does not otherwise violate any applicable laws, and (E) is limited to publicly available information; and (iv) taking any action necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over the Investors or the Company, as the case may be (subject to providing at least two (2) business day notice to the other Parties where possible, and reasonably considering any comments of such other Parties).

(d)              Each of Cruiser and Kingdon agree that it will not, and will cause its controlled Affiliates and Associates not to, seek to obtain confidential information of the Company from any Investor Nominee or Dr. Joyce, and each of the Investor Nominees and Dr. Joyce agree not to disclose confidential information of the Company to any of the Investors; provided that (i) the Investor Nominees’ receipt of information in his or her fiduciary capacity as a director of the Company will not be deemed to violate such restrictions, so long as such information is only used by such Investor Nominee in such Investor Nominee’s capacity as a director to fulfill such Investor Nominee’s fiduciary duties and is not disclosed to the Investors, their controlled Affiliates or Associates or the Investor Representatives, and (ii) Dr. Joyce’s receipt of information in his capacity as a consultant to the Company or an advisor to the Board will not be deemed to violate such restrictions, so long as such information is only used by Dr. Joyce in his capacity as a consultant to the Company or advisor to the Board, as applicable, and is not disclosed to the Investors, their controlled Affiliates or Associates or the Investor Representatives; provided, further, that, notwithstanding the foregoing, an Investor Nominee or Dr. Joyce may discuss confidential information with an Investor if a confidentiality agreement has been mutually agreed to and executed by the Company, the Investor Nominees, Dr. Joyce and the Investors, and in full compliance with the Company’s insider trading policies.

17.            Entire Agreement; Amendment and Waiver; Successors and Assigns; Third Party Beneficiaries.

This Agreement (and the Annexes hereto) contains the entire understanding of the Parties hereto with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties other than those expressly set forth herein. No modifications of this Agreement can be made except in writing signed by an authorized representative of each of the Company and the Investors. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties hereto and their respective successors, heirs, executors, legal representatives, and permitted assigns. No Party shall assign this Agreement or any rights or obligations hereunder without, with respect to each of the Investors, the prior written consent of the Company, and with respect to the Company, the prior written consent of each of the Investors. This Agreement is solely for the benefit of the Parties hereto and is not enforceable by any other persons.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date hereof.

A. SCHULMAN, INC.

By:      /s/ Joseph M. Gingo
Name: Joseph M. Gingo
Title:  Chief Executive Officer and President

CRUISER CAPITAL ADVISORS, LLC
By:      /s/ Keith M. Rosenbloom
Name: Keith M. Rosenbloom
Title:   Managing Member

KINGDON CAPITAL MANAGEMENT, L.L.C.

By:      /s/ Mark Kingdon
Name: Mark Kingdon
Title:   Managing Member

The William H. Joyce Revocable Trust

By:      /s/ W. H. Joyce
Name: W. H. Joyce
Title:   Trustee

The Joyce Family Irrevocable Trust

By:      /s/ W. H. Joyce
Name: W. H. Joyce
Title:   Investment Advisor and Authorized Signatory

[Signature Page to Agreement]

Annex A

FORM OF PRESS RELEASE

A. Schulman

Corporate Headquarters • 3637 Ridgewood Road • Fairlawn, Ohio 44333
t: 1-800-54-RESIN • p: 330-666-3751 • f: 330-668-7204
www.aschulman.com

NEWS RELEASE

FOR IMMEDIATE RELEASE

A.	Schulman to Add Carol Eicher and Allen Spizzo to the Board of Directors; Dr. William H. Joyce Appointed as Advisor to Board

•	A. Schulman signs cooperation agreement with Cruiser Capital and Kingdon Capital

•	Dr. William Joyce appointed senior advisor to the Board and consultant to the Company

AKRON, Ohio, September 8, 2017 – A. Schulman, Inc. (Nasdaq: SHLM) today announced the appointment of Allen A. Spizzo and Carol S. Eicher to its Board of Directors (“the Board”), effective immediately. In connection with these appointments, the Board size will be increased to ten directors, nine of whom will be independent. Mr. Spizzo will serve on the Board’s Audit, Finance, and Nominating and Corporate Governance Committees, and Ms. Eicher will serve on the Compensation, Audit and Executive Committees. Both Mr. Spizzo and Ms. Eicher will stand for re-election to the Board at A. Schulman’s 2017 Annual Meeting of Stockholders.

A. Schulman also announced today that Dr. William H. Joyce has been appointed Senior Advisor to the Board, effective immediately. In this capacity, Dr. Joyce will serve as a consultant to the Company and as an advisor to the Board for a term of two years.

“Carol, Allen and Bill each have a deep understanding of the global chemicals industry and we are excited that they will contribute their time, energy and experience to the A. Schulman Board,” said Joseph M. Gingo, A. Schulman Chairman, President and Chief Executive Officer. “In particular, their collective industry knowledge will help support our planned leadership succession as it relates to our CEO search. These appointments are in line with a number of important governance steps our Board has taken over the past year to refine the Company’s focus and improve its execution of sustainable value creation for the benefit of our shareholders. Lastly, I'd like to personally extend my thanks to Keith Rosenbloom and Charlie Rose from Cruiser Capital for their professionalism as we negotiated this cooperation agreement.”

These appointments follow a cooperation agreement among A. Schulman, Cruiser Capital Advisors, LLC, and Kingdon Capital Management, L.L.C., which collectively own 9.83% of A. Schulman common stock. The Joyce Trusts, in which Dr. Joyce has a pecuniary interest, own 2.55% of A. Schulman common stock.

“I see incredible opportunity to improve the operations at A. Schulman. I’m excited to work with Joe and the Board to help A. Schulman’s talented workforce create better outcomes for associates, customers and shareholders. As a significant owner of A. Schulman’s common stock, I am focused on ensuring that the Company maximizes value for all shareholders,” said Dr. William Joyce.

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“We invested in A. Schulman because it is a resilient business in an industry with excellent long-term prospects, and our productive, collaborative dialogue with the A. Schulman team has reinforced our confidence in the Company. We believe the additional contributions from Bill Joyce, Carol Eicher and Allen Spizzo will assist A. Schulman in dramatically improving its margins and cash flow through innovation and increased capacity utilization,” said Keith M. Rosenbloom, Cruiser Capital’s Managing Member.

“We are pleased to reach this agreement and believe that these additions to the Board and Bill’s appointment as Senior Advisor represent a continuation of meaningful changes A. Schulman has taken to deliver attractive returns while positioning the Company for future success. Importantly, this collaboration demonstrated to us a willingness by management to be open to different opinions and ideas,” said Mark E. Kingdon, Founder and Chief Executive Officer of Kingdon Capital Management.

Pursuant to the agreement, the parties have agreed to certain customary standstill and voting provisions. Cruiser Capital and Kingdon Capital have agreed to vote in favor of the Company’s slate of nominees recommended by the Board at the 2017 Annual Meeting. The agreement will be filed on a Form 8-K with the Securities and Exchange Commission.

About Carol S. Eicher
Carol Eicher is the non-executive chairman of Innocor, Inc., where she is the past President and CEO. She serves on the Board of Directors and is the current Chair of the Governance Committee for Tennant Company. She brings over thirty years of manufacturing, commercial and executive leadership experience in the chemical industry to the Board with previous positions at Dow Chemical Co., where she was Business President for Coatings and Construction, a $5 billion global business, as an executive officer at Rohm and Haas and Ashland, Inc. as well as in manufacturing leadership roles at DuPont. Ms. Eicher obtained her Bachelor’s degree in chemical engineering from the University of Pennsylvania in Philadelphia and her MBA from York College of Pennsylvania.

About Allen A. Spizzo
Allen Spizzo currently serves on the Board of Directors as a member of the Audit and Compensation Committees for Ferro Corporation, and on the Board of Directors of Global Specimen Solutions, Inc., a privately held informatics company. He previously served on the Board of Directors of OM Group, Incorporated, a global specialty chemicals and materials company. He is the former Vice President and Chief Financial Officer of Hercules Incorporated, an S&P 500 specialty chemical company and has been a management consultant focused on the chemicals, materials, biotechnology and pharmaceutical industries since 2008. He also serves as an investment advisor and asset management trustee. Mr. Spizzo received a BS in Chemical Engineering from North Carolina State University and an MBA from University of Akron.

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About William H. Joyce
Dr. Joyce is the Chairman and Chief Executive Officer of Advanced Fusion Systems LLC. He is also the retired Chairman of the Board and Chief Executive Officer of Nalco Holding Co., Hercules Inc., Union Carbide Corporation and former Vice Chairman of Dow Chemical Co. He is an active member of scientific bodies and panels, was awarded the National Medal of Technology, and was selected as one of the hundred most successful engineers of the century by the American Institute of Chemical Engineers. Dr. Joyce received a BS in Chemical Engineering from Pennsylvania State University, and an MBA with distinction and a PhD in Business, both from New York University.

About A. Schulman, Inc.
A. Schulman, Inc. is a leading international supplier of high-performance plastic compounds and resins headquartered in Akron, Ohio. Since 1928, the Company has been providing innovative solutions to meet its customers' demanding requirements. The Company's customers span a wide range of markets such as packaging, mobility, building & construction, electronics & electrical, agriculture, personal care & hygiene, sports, leisure & home, custom services and others. The Company employs approximately 4,800 people and has 54 manufacturing facilities globally. A. Schulman reported net sales of approximately $2.5 billion for the fiscal year ended August 31, 2016. Additional information about A. Schulman can be found at www.aschulman.com.

About Cruiser Capital Advisors:
Cruiser Capital Advisors, LLC is an investment management firm that concentrates its investments in companies it believes trade at public market values substantially different from what strategic buyers would pay for the enterprise. Cruiser often utilizes a constructivist approach to help bring customers, personnel and strategic thinking in an effort to collaborate with management teams to help drive equity value.

About Kingdon Capital:
Kingdon Capital Management, LLC is a New York based alternative investment firm founded in 1983.  Kingdon employs a research-driven process, investing across geographies, industries and asset classes, and maintains a collegial, collaborative culture that enables the investment team to work together across disciplines.

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Cautionary Statements
A number of the matters discussed in this document that are not historical or current facts deal with potential future circumstances and developments and may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historic or current facts and relate to future events and expectations. Forward-looking statements contain such words as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements are based on management's current expectations and include known and unknown risks, uncertainties and other factors, many of which management is unable to predict or control, that may cause actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company's future financial performance, include, but are not limited to, the following:

•
worldwide and regional economic, business and political conditions, including continuing economic uncertainties in some or all of the Company's major product markets or countries where the Company has operations;

•	the effectiveness of the Company's efforts to improve operating margins through sales growth, price increases, productivity gains, and improved purchasing techniques;
•	competitive factors, including intense price competition;
•	fluctuations in the value of currencies in areas where the Company operates;
•
volatility of prices and availability of the supply of energy and raw materials that are critical to the manufacture of the Company's products, particularly plastic resins derived from oil and natural gas;

•	changes in customer demand and requirements;
•
effectiveness of the Company to achieve the level of cost savings, productivity improvements, growth and other benefits anticipated from acquisitions and the integration thereof, joint ventures and restructuring initiatives;

•	escalation in the cost of providing employee health care;
•	uncertainties regarding the resolution of pending and future litigation and other claims;
•	the performance of the global automotive market as well as other markets served;
•	further adverse changes in economic or industry conditions, including global supply and demand conditions and prices for products;
•	operating problems with our information systems as a result of system security failures such as viruses, cyber-attacks or other causes;
•	our current debt position could adversely affect our financial health and prevent us from fulfilling our financial obligations; and
•
failure of counterparties to perform under the terms and conditions of contractual arrangements, including suppliers, customers, buyers and sellers of a business and other third parties with which the Company contracts.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risk factors that could affect the Company's performance are set forth in the Company's Annual Report on Form 10-K for the fiscal year ended August 31, 2016. In addition, risks and uncertainties not presently known to the Company or that it believes to be immaterial also may adversely affect the Company. Should any known or unknown risks or uncertainties develop into actual events, or underlying assumptions prove inaccurate, these developments could have material adverse effects on the Company's business, financial condition and results of operations.

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Important Additional Information and Where to Find It
The Company, its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from stockholders in connection with the Company’s 2017 Annual Meeting. The Company plans to file a proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the 2017 Annual Meeting (the “2017 Proxy Statement”). STOCKHOLDERS ARE URGED TO READ THE 2017 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Additional information regarding the identity of these potential participants, none of whom, other than the Company’s Chairman, President and Chief Executive Officer, Joseph M. Gingo, and the Company’s independent director, James A. Mitarotonda, in each case who beneficially own in excess of one percent 1% of the Company’s outstanding shares of common stock, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the 2017 Proxy Statement and other materials to be filed with the SEC in connection with the 2017 Annual Meeting. Information relating to the foregoing can also be found in the Company’s definitive proxy statement for its 2016 annual meeting of stockholders (the “2016 Proxy Statement”), filed with the SEC on October 28, 2016. To the extent holdings of the Company’s securities by such potential participants (or the identity of such participants) have changed since the information printed in the 2016 Proxy Statement, such information has been or will be reflected on Statements of Change in Ownership on Forms 3 and 4 filed with the SEC.

Stockholders will be able to obtain, free of charge, copies of the 2017 Proxy Statement, any amendments or supplements thereto and any other documents (including the WHITE proxy card) when filed by the Company with the SEC in connection with the 2017 Annual Meeting at the SEC’s website http://www.sec.gov, at the Company’s website http://ir.aschulman.com/ or by contacting the Company’s Vice President of Corporate Communications & Investor relations by mail at A. Schulman, Inc., 3637 Ridgewood Road, Fairlawn, Ohio 44333, by phone at (330) 668-7346 or by email at Jennifer.Beeman@aschulman.com.

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Contacts
 Investors / Media:
A. Schulman, Inc.
Jennifer K. Beeman
Vice President, Corporate Communications & Investor Relations
Tel: 330-668-7346
 Email: Jennifer.Beeman@aschulman.com

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